Exhibit 99.1

Adaptimmune to Showcase Market Potential for SPEAR T-cell Portfolio and Pipeline with Multiple Cell Therapy Platforms During Virtual Investor Day

- SPEARHEAD-1 enrolment on track; planning to launch ADP-A2M4 in 2022 in the US for people with synovial sarcoma –

- Next registration directed trial initiating with ADP-A2M4CD8 in 1H 2021 for patients with gastroesophageal cancers -

- Efficacy with SPEAR T-cells in multiple solid tumor indications validates MAGE-A4 as a significant cancer target -

- Plan for five new autologous products in the clinic including an HLA-independent TCR (HiT) and an enhanced tumor infiltrating lymphocyte (TIL) expressing IL-7 -

- First two allogeneic products in the clinic by 2024 including a MAGE-A4 targeted product and a HiT targeting mesothelin partnered with Astellas -

- Financial guidance updated: funded into early 2023 -

- Virtual Investor Day today from 8:00 a.m. to 10:30 a.m. EST (1:00 p.m. to 3:30 p.m. GMT) -

PHILADELPHIA and OXFORDSHIRE, United Kingdom, Nov. 20, 2020 -- Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, will host a virtual Investor Day today, which will feature the Company’s Senior Leadership team and Dr Dejka Araujo of the MD Anderson Cancer Center. The link to register is HERE and further background information on Adaptimmune and the event can be found HERE. After the event, a copy of the presentation materials and webcast links will be posted on the Events and Presentations page under the Investors section of the Adaptimmune website.

“We will lay out the strategy confirming our leadership position as a company designing and delivering cell therapies for people with cancer,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “Over the next five years, we plan to deliver two marketed products, one in sarcoma and one in gastroesophageal cancers, and two additional BLAs in other solid tumor indications. We also plan to develop a robust autologous and allogeneic clinical pipeline that takes us towards the ultimate goal of curative and mainstream cell therapies for people with cancer.”

Adaptimmune’s Virtual Investor Day will cover the following topics:

Opening Remarks by Adrian Rawcliffe, CEO

●	Strategic vision for Adaptimmune and core value drivers for the next five years
●	Delivering TCR T-cell therapies and building the cell therapy company of the future
●	MAGE-A4 is a target with large market potential across a broad range of solid tumor indications including synovial sarcoma, lung, head and neck, bladder, and gastroesophageal cancers

Synovial sarcoma care: the need for cell therapy

●	Dejka Araujo, M.D. (Professor in the Department of Sarcoma Medical Oncology, Division of Cancer Medicine of the MD Anderson Cancer Center) will discuss the current treatment landscape and unmet medical need for people with synovial sarcoma

Driving towards delivery of two marketed products and two further BLAs by 2025

●	An overview of plans to launch the first TCR T-cell therapy (ADP-A2M4) in synovial sarcoma as enrollment in the SPEARHEAD-1 trial is on track
●	Plan to file a BLA with ADP-A2M4D8 in gastroesophageal cancers in 2024
●	Potential addressable population across all tumor types with significant MAGE-A4 expression of ~39,000 patients per year in the US and EU factored for HLA-A2[1]; additional BLA(s) projected with ADP-A2M4CD8 in tumor types beyond gastroesophageal cancers
●	Additional BLA projected for ADP-A2AFP (first or next-generation CD8α) with a potential market opportunity of ~16,000 patients per year based on serum AFP expression[1] and factoring for HLA-A2
o	Plan to incorporate next-generation CD8α enhancement into SPEAR T-cells targeting AFP in a clinical trial next year

The importance of building an integrated cell therapy company for rapid execution and success

●	An overview of the Company’s integrated structure with its leading capabilities for designing and delivering cell therapies
●	Case studies demonstrating the value that this integrated approach has delivered: rapid execution of clinical programs, security of vector supply, reduction of costs, and learnings applied to the allogeneic platform

A rich cell therapy pipeline for the future over the next 5 years

●	Focusing on curative intent: leveraging translational insights for best next-generation products:
●	Positioning multiple enhancements for next-generation SPEAR T-cells including:
o	ADP-A2M4 SPEAR T-cells co-expressing IL-7, IL-15, dnTGF-β, and/ or PDE7
o	Enhancing SPEAR T-cells with IL-7 for proliferation and survival and CCL19 for migration into tumor in collaboration with Noile-Immune
o	Enhancing SPEAR T-cells using transmembrane and surface immunoregulatory mechanisms with Alpine Immune Sciences
●	Focusing on enabling mainstream access – broadening patient coverage and patient access:
o	Plans to expand into HLAs beyond A2 to increase the addressable patient population
o	Bringing forward HiT candidates for multiple targets including GPC3
o	Announcing collaboration with leading TIL therapy center (CCIT, Denmark) for next-generation TILs co-expressing IL-7
o	Bringing two allogeneic targets into the clinic:
◾	In-house MAGE A4 targeted iPSC T-cell products
◾	Mesothelin, a target expressed in multiple solid tumors, named as first HiT target in partnership with Astellas

1 Mortality figures based on American Cancer Society 2020 (US) and Global Can (EU) – Synovial sarcoma data based on internal market research; MAGE A4 expression ranges based on ADAP samples and expression cut-off criteria of ≥30% tumor cells at ≥2+ intensity; HLA-A2 expression of 41% based on ADAP samples (1,043 patient samples); Serum AFP expression ranges based on internal samples (62 patients) and expression cut off >100ng/mL

An update on the Company’s financial position

●	Total liquidity position of $400 million as of September 30, 2020
●	Current cash runway into early 2023

The Virtual Investor Day will also include two Q&A sessions.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the SEC on November 5, 2020, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com